SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CBEYOND, INC.

(Name of Registrant as Specified In Its Charter)

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320 Interstate North Parkway, Suite 500

Atlanta, Georgia 30339

(678) 424-2400

NOTICE OF ANNUAL MEETING

TO BE HELD JUNE 8, 2012

The 2012 Annual Meeting of Stockholders of Cbeyond, Inc., a Delaware corporation (“we”, “our”, “us”, the “Company” or “Cbeyond”), will be held on Friday, June 8, 2012, at 9:30 a.m., local time, at the Doubletree Hotel, 2055 South Park Place, Atlanta, Georgia 30339, for the following purposes:

1. To elect the Class I directors to hold office until the 2015 Annual Meeting of Stockholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office).

2. To ratify the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3. To vote on an advisory resolution on the compensation of certain of the Company’s executive officers.

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

The Board of Directors has fixed April 18, 2012, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders or any adjournments thereof.

We are utilizing the Securities and Exchange Commission’s Notice and Access proxy rule, which allows us to furnish proxy materials to you via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders who have not previously elected to receive a printed set of proxy materials. The Notice contains instructions on how to access our 2012 Proxy Statement and Annual Report to Stockholders as well as how to vote either online, by mail or in person for the 2012 Annual Meeting of Stockholders. However, if you previously elected to receive a printed set of proxy materials, we have enclosed a copy of our 2011 Annual Report to Stockholders with this notice and proxy statement.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to vote your shares by Internet or, if you received a set of printed materials, by mail by completing and returning the accompanying proxy card as promptly as possible to ensure your shares are voted at the meeting. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: William Weber, General Counsel; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors,

J. Robert Fugate, Chief Financial Officer

April 27, 2012

Atlanta, Georgia

CBEYOND, INC.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held at 9:30 a.m., June 8, 2012

The Proxy Statement is available at: http://ir.cbeyond.net/annual-proxy.cfm and the annual report to stockholders (Form 10-K) is available at: http://ir.cbeyond.net/index.cfm.

The annual meeting of stockholders will be held at 9:30 a.m., local time, on June 8, 2012 at the Doubletree Hotel, 2055 South Park Place, Atlanta, Georgia 30339. The matters to be covered are noted below:

1. Election of Directors;

2. Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3. Vote on an advisory resolution on the compensation of certain of the Company’s executive officers; and

4. Other matters as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors of Cbeyond recommends voting:

•	Proposal 1—FOR the Election of Directors,

•	Proposal 2—FOR the Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012,

•	Proposal 3—FOR the advisory resolution on the compensation of certain of the Company’s executive officers, and

Instead of mailing a printed copy of our proxy materials, including our annual report, to each shareholder of record, we are providing access to these materials via the Internet. Accordingly, on April 27, 2012, we mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of April 18, 2012, except for those previously electing to receive a printed set of proxy materials, and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Web site referred to in the Notice or may request to receive a printed set of our proxy materials by mail or electronically by email on an ongoing basis.

If you previously elected to receive a printed set of proxy materials, we have enclosed a copy of our 2011 Annual Report to Stockholders with this notice and proxy statement.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to vote your shares by Internet or, if you received a set of printed materials, by mail by completing and returning the accompanying proxy card as promptly as possible to ensure your shares are voted at the meeting. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: William Weber, General Counsel; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

320 Interstate North Parkway, Suite 500

Atlanta, Georgia 30339

(678) 424-2400

PROXY STATEMENT

The Board of Directors (the “Board”) of Cbeyond, Inc. (the “Company”), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 8, 2012, at 9:30 a.m., local time, at the Doubletree Hotel, 2055 South Park Place, Atlanta, Georgia 30339, and any adjournment or postponement thereof.

Voting Securities

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m., April 18, 2012 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 30,434,059 shares of common stock, par value $0.01 per share (the “Common Stock”).

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and, therefore, an abstention will have the effect of a negative vote for purposes of determining the approval of matters submitted to the stockholders for a vote, other than the election of Directors.

Proxies

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering written notice of revocation to the Company, Attention: William Weber, General Counsel;

•	delivering a duly executed proxy bearing a later date to the Company; or

•	attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of each of the directors, “FOR” matters two and three, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter, although they will be considered present for the purpose of determining the presence of a quorum. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone. The Company does not expect to pay special fees to a third party proxy solicitor.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently comprises eight members divided into three classes. Each year at the Annual Meeting, the stockholders vote on the election of the members of the current expiring class, or other nominees, for a three year term of office. The term of office of the Class I directors expires at this year’s Annual Meeting, the term of office of the Class II directors expires at the 2013 Annual Meeting, and the term of office of the Class III directors expires at the 2014 Annual Meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death, or removal from office.

Nominees for election to the Board shall be approved by a plurality of the votes cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected. Douglas C. Grissom, a Class II Director, informed us on April 24, 2012, that he intends to retire from the Board following the conclusion of our Annual Meeting on June 8, 2012.

The following table lists the Class I directors who have been nominated for election to serve until the Annual Meeting in 2015 and the Class II and III directors who will continue to serve until the Annual Meeting in 2013 and 2014, respectively:

Class I Directors (Term Expiring 2012)	Class II Directors (Term Expiring 2013)	Class III Directors (Term Expiring 2014)
D. Scott Luttrell Martin Mucci Bonnie P. Wurzbacher	Douglas C. Grissom David A. Rogan	James F. Geiger Larry D. Thompson Kevin Costello

Our Board has approved the nominations of Mrs. Wurzbacher and Messrs. Luttrell and Mucci as Class I directors for election at the Annual Meeting to serve until the Annual Meeting in 2015 or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office.

Director Biographies and Qualifications

In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Cbeyond and our Board. Finally, we value their significant executive leadership experience derived from, among other things, their service as executives of large corporations and their experience on other public company boards of directors and board committees.

James F. Geiger	Director since 1999

Mr. Geiger, age 53, has been our Chairman, President and Chief Executive Officer since he founded Cbeyond in 1999. Prior to founding Cbeyond, Mr. Geiger was Senior Vice President and Chief Marketing Officer of Intermedia Communications. Mr. Geiger was also in charge of Digex, Intermedia’s complex web-hosting organization, since acquisition and until just prior to its carve-out IPO. Before joining Intermedia, Mr. Geiger was a founding principal and CEO of FiberNet, a metropolitan area network provider, sold to Intermedia in 1996. In the 1980’s Mr. Geiger held various sales and marketing management positions at Frontier Communications, Inc. He began his career at Price Waterhouse (now PricewaterhouseCoopers LLP) and received a bachelor’s degree in accounting and pre-law from Clarkson University. In addition, Mr. Geiger serves on the

Board of Trustees of the Marist School, an independent Catholic School of the Marist Fathers and Brothers and the Board of Directors of ReachLocal, a public company headquartered in Woodland Hills, CA, focused on online advertising and search optimization for small businesses. Mr. Geiger serves as both Chairman and CEO. He is the founder of Cbeyond and has successfully led the Company and the Board since the Company’s inception. The Board selected Mr. Geiger to serve as director because he provides day to day leadership as the current CEO of Cbeyond which gives him intimate knowledge of Cbeyond and our operations. Further, Mr. Geiger brings extensive historical perspective to his role as well as extensive knowledge and experience in the industry; he has the experience and commitment necessary to ensure the Company enjoys continued success and maintains its dedication to our core values, strategies and strengths.

Kevin Costello	Director since 2010

Mr. Costello, age 50, is President of Ariba, Inc. In his role, he has executed the strategy and vision that has transformed Ariba into the leading global provider of cloud computing and commerce management solutions. Mr. Costello is charged with directing all of Ariba’s integrated global commercial units including sales, marketing, professional services, channels and The Ariba Network. He is regarded in the market as a leader in the Software as a Service (or “SaaS”) space with a focus on providing solutions that deliver immediate benefit through network enabled capabilities. Mr. Costello brings over 25 years of consulting and advisory experience in helping companies improve their competitive position through the use of technology, strategy and services that deliver sustaining results. Prior to joining Ariba, Mr. Costello served in multiple senior management positions during his 18 year tenure with Andersen Business Consulting. His role as a Global Managing Partner included responsibility for supply chain, advanced technologies and customer relationship management solutions. Mr. Costello holds a bachelor of science degree from the University of Illinois and is a Certified Public Accountant. Mr. Costello’s key qualifications as a director include his extensive knowledge of the SaaS marketplace and his executive experience with Ariba, a leading SaaS company with a business model that is complimentary to Cbeyond’s business model and is focused squarely in the direction we are moving with our recent cloud services acquisitions. Mr. Costello’s background and experience give him unique insights into the Company’s challenges, opportunities and operations.

Douglas C. Grissom	Director since 2000

Mr. Grissom, age 44, originally joined the board as a designee of Madison Dearborn Partners. Prior to joining Madison Dearborn Partners in 1999, Mr. Grissom was with Bain Capital, Inc., McKinsey & Company, Inc. and Goldman, Sachs & Co. Mr. Grissom concentrates on investments in the business and government services industry and currently serves on the board of directors of Asurion Corporation, Fieldglass, Inc. and Cbeyond, Inc. Mr. Grissom received a bachelor’s degree from Amherst College and an MBA from Harvard Business School. Mr. Grissom’s key qualifications as a director include his knowledge of the telecommunications marketplace and his experience on the boards of other public companies. Additionally, a Madison Dearborn Partners fund was a founding investor in Cbeyond, and Mr. Grissom brings extensive historical perspective to the board.

D. Scott Luttrell	Director since 2000

Mr. Luttrell, age 57, is the founder of LCM Group, Inc., an investment company based in Tampa, Florida, specializing in alternative asset management, financial consulting and wealth advisory; including hedge fund, private equity and real estate investing. Mr. Luttrell is Chairman and Chief Investment Officer of LCM Group, Inc. and served as LCM Group’s Chairman/CEO from 1988 until 2011. An affiliate of LCM Group, LCM Global Partners LLC, is registered with the SEC as a Register Investment Advisor. Mr. Luttrell also served from 1991 through 2000 as principal and senior officer of Caxton Associates, LLC, a New York based diversified investment firm. Mr. Luttrell’s was a senior member of Caxton’s portfolio risk management committee, and his responsibilities with the firm included Senior Trading Manager and Director of Global Fixed Income. Mr. Luttrell has diverse investment experience in private equity, foreign exchange, fixed income and the alternative investment asset class. Mr. Luttrell serves on the board of Florida Bank Group, Inc an SEC registered and Federal Reserve regulated entity as well as serves on the boards of directors of several private companies. Mr. Luttrell is active in various academic and not-for-profit organizations, including Southern Methodist

University’s Cox School of Business Executive Board, Southern Methodist University Center for the Study of Alternative Asset Management Advisory Board and serves as Chairman of the Board of HOI. Mr. Luttrell is founder and trustee of The Light Foundation, a Tampa based charitable foundation. Mr. Luttrell received a bachelor’s degree in Business Administration/Finance from Southern Methodist University in Dallas, Texas and in 2001 attended the Harvard Business School’s Executive Education program on Corporate Governance. Mr. Luttrell’s key qualifications as a director include his expertise in various aspects of investment and corporate finance including financial reporting, process and audit functions as well as corporate balance sheet management and credit. Mr. Luttrell also serves on a number of boards and offers guidance on corporate governance matters.

Martin Mucci	Director since 2008

Mr. Mucci, age 52, is President & CEO of Paychex, Inc., a leading provider of payroll, human resource and benefit outsourcing solutions for small and medium sized businesses serving over 564,000 clients generating over $2 billion in annual revenues. Prior to being appointed CEO in 2010, Mr. Mucci was Senior Vice President of Operations for Paychex and responsible for all operations and customer service as well as product management and information technology functions. Prior to joining Paychex, Mr. Mucci was the CEO of Frontier Telephone of Rochester and president of telephone operations with responsibility for the operations, customer service, and financial performance of Frontier’s local telephone companies. Mr. Mucci holds a bachelor’s degree in accounting from St. John Fisher College in Rochester, New York and received an MBA through the University of Rochester’s William E. Simon Graduate School of Business. In 2007, he completed a two-year term as Chairman of the Rochester Business Alliance Board of Directors where he remains a member of the Board of Directors and Executive Committee. He is an immediate past Chairman of the St. John Fisher College Board of Trustees. Mr. Mucci also serves on the Federal Reserve Bank of New York Upstate Advisory Board. In 1999, Mr. Mucci received the Excellence in Management Award from St. John Fisher College in recognition of his professional accomplishments in business and service to his community. Mr. Mucci’s key qualifications as a director include his extensive knowledge of the telecommunications marketplace, his executive experience with a large telecommunications company and his position as CEO of Paychex, a public company with a business model that is similar and complimentary to Cbeyond’s business model, which gives him unique insights into the Company’s challenges, opportunities and operations.

David A. Rogan	Director since 2006

Mr. Rogan, age 54, has been retired since August 2009. Prior to his retirement, Mr. Rogan was Vice President of Cisco Systems, Inc. He was responsible for managing Cisco’s growing, global captive financial services company and wholly-owned subsidiary, Cisco Systems Capital, where he also served as its President and General Manager. Mr. Rogan previously served as Vice President, Treasurer for Cisco Systems and was responsible for worldwide treasury needs which include: funding and project financing; portfolio management; day-to-day cash management; risk management; global bank relations; foreign exchange and interest rate risk management; and stock administration. Prior to joining Cisco, Mr. Rogan was the Assistant Treasurer at Apple Computer, Inc. for more than four years, where his major responsibilities were worldwide funding, investments, and financial market risk management. He also spent more than five years with General Motors in New York in various treasury-related positions, most recently as Director of Foreign Exchange and International Cash Management. Mr. Rogan has a bachelor’s degree from the University of Connecticut and an MBA from the University of Chicago, Graduate School of Business. Mr. Rogan’s key qualifications as a director include his deep background in finance and accounting at public companies, his risk-management experience and his experience at Cisco, which is an important, long-term vendor of critical infrastructure equipment for Cbeyond.

Larry Thompson	Director since 2010

Mr. Thompson, age 66, is Senior Vice President of Government Affairs, General Counsel and Secretary for PepsiCo. Since October 2004, Mr. Thompson has been responsible for PepsiCo’s worldwide legal function, as well as its government affairs organization and The PepsiCo Foundation, which is PepsiCo’s philanthropic arm. From 2003 to 2004, Mr. Thompson served as a Senior Fellow with The Brookings Institution in Washington, D.C. Mr. Thompson’s government career includes serving in the U.S. Department of Justice as Deputy Attorney

General from 2001 to 2003 and leading the Department’s National Security Coordination Council in 2002. Mr. Thompson was also chosen to head the Corporate Fraud Task Force in 2002, where he led, among others, the Justice Department’s ongoing Enron investigation. From 1986 to 2001, Mr. Thompson was a partner in the Atlanta, Ga., law firm of King & Spalding, where he practiced in the Antitrust and Litigation Departments. Mr. Thompson also served as the U.S. Attorney for the Northern District of Georgia from 1982 to 1986, where he directed the Southern Organized Crime Drug Enforcement Task Force and served on the Attorney General’s Economic Crime Council. During this time, he was also appointed Independent Counsel for the Department of Housing and Urban Development Investigation by the Special Panel of U.S. Circuit Court Judges appointed by the U.S. Supreme Court and was selected by the U.S. Congress to chair the Judicial Review Commission on Foreign Asset Control. In 2004, Mr. Thompson served as a visiting professor of law at the University of Georgia Law School. Mr. Thompson holds a Bachelor of Arts from Culver-Stockton College, a Master of Arts from Michigan State University, and a law degree from the University of Michigan. Mr. Thompson currently serves on the boards of various Franklin Templeton and Mutual Series Funds, the United Negro College Fund and the National Center for State Courts. He also serves on the Board of Trustees of The Arch Foundation for the University of Georgia and is an elected Fellow of the American Board of Criminal Lawyers. Mr. Thompson has received several awards including: the Edmund Jennings Randolph Award for outstanding contributions to the accomplishment of the Department of Justice’s mission; Outstanding Litigator Award from the Federal Bar Association; and the A. T. Walden Award for outstanding accomplishments to the legal profession from the Gate City Bar Association. Mr. Thompson’s key qualifications as a director include his deep experience with complex corporate legal matters, federal regulatory matters and government affairs. He brings fresh insight to the Board regarding compliance, ethics oversight and risk management, particularly with regard to litigation and corporate fraud. Mr. Thompson also introduces to the Board a voice with broad, diverse experience with the federal government, a particularly valuable asset for Cbeyond because we rely on various federal laws and regulations that allow us to purchase key inputs necessary for us to reach our customers.

Bonnie P. Wurzbacher	Director since 2011

During her 27 year tenure at The Coca-Cola Company (the “Company”), Mrs. Wurzbacher, age 55, has held various senior leadership roles in sales, marketing and management including: Senior Vice President, Global Customer & Channel Leadership; Vice President, Customer Strategy; Vice President, Southeast Area; Vice President, McDonald’s Account; and Assistant Vice President, Education Market. In 2004, she was given responsibility for a $1.6 billion portfolio of global customers, new business acquisition and the development of growth strategies for all key channels, working in close partnership with the Company’s franchised bottling partners around the world. In January 2011, Mrs. Wurzbacher accepted a special assignment to help launch a new global initiative called “5 BY 20” that will enable the economic empowerment of 5 million women by 2020. This initiative aims to create more jobs and business expertise across the Company’s unparalleled value chain, with a focus on improving the capabilities of women who own or operate small businesses in developing countries. By growing the small business enterprises across their value chain, the Company intends to advance the economic well-being and sustainability of thousands of communities around the world. A strong advocate for women in leadership, Mrs. Wurzbacher was a founding member of the Company’s Global Advisory Councils for Customer and Commercial Leadership, and Women’s Leadership and Corporate Social Responsibility. Her appreciation and passion for the critical role of business around the world has made her an effective voice for successful, sustainable and ethical business practices. She is a frequent public speaker on this subject. Mrs. Wurzbacher graduated from Wheaton College (Illinois) with a B.A. in Education and later received her M.B.A. in General Management from Emory University in Atlanta. She currently serves as a trustee of Columbia Theological Seminary and is the immediate past chairperson of The Georgia Independent College Association. She has also served on the boards of Gordon Foodservice, The Network of Executive Women, The March of Dimes, and the Wheaton College Board of Visitors. Mrs. Wurzbacher’s key qualifications as a director include her extensive experience in marketing and strategy at a world leader in these disciplines, a particularly valuable background at a time when Cbeyond is executing a significant strategic shift. Mrs. Wurzbacher’s life-long focus on sustainable and ethical business practices provides the Board with fresh insights into these critical areas, and her advocacy for women in leadership provides a valuable new perspective to both the Board and senior management.

The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above. For purposes of the election of directors, broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the election of each of the Class I nominees named above.

BOARD OF DIRECTORS AND COMMITTEES

Meetings and Organization

During 2011, the Board met ten times. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the Board during 2011. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the committees of the Board during 2011 of which he was a member. During 2011, the Board had a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Company encourages but does not require all of its directors to attend the Annual Meeting. Two directors attended the 2011 Annual Meeting.

Code of Ethics

The Company’s code of ethics may be found on the Company’s website at www.cbeyond.net. The Company shall provide a copy of the code of ethics without charge to any person who requests it by sending a request to the Company in care of the Secretary of the Board.

Director Independence

The listing standards of the Nasdaq Global Market (or “Nasdaq”) require that a majority of the Board be independent. A director does not qualify as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable rules and regulations of the Securities and Exchange Commission’s (or “SEC”) and the Nasdaq listing standards, the Board has determined that all of the directors are independent, other than Mr. Geiger. In reviewing director independence, the Board determined that Mr. Rogan’s former position as an executive of Cisco Systems, Inc., a significant supplier of equipment, software and services to the Company, did not impair his independence as a director.

The Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks; further, the Board and management have established an enterprise risk management process to provide a comprehensive approach to assessing business, operational, financial and environmental risks to the Company. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables to the

Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter and its responsibility to oversee the Company’s compliance with legal and regulatory requirements, the Audit Committee discusses our policies with respect to risk assessment and risk management.

The Board and management have established an enterprise risk management process to provide a comprehensive approach to assessing business, operational, financial, and environmental risks to the Company. To date, our process has not identified compensation policies and practices as a source of risk to the Company. In addition, the Committee considers, in establishing and reviewing the executive compensation programs, whether the programs encourage unnecessary or excessive risk taking that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not. In particular, the Committee believes that the executive compensation programs do not encourage risk taking beyond the Company’s ability to effectively identify and manage significant risks and are compatible with effective internal controls, risk management practices of the Company and the desire to focus executives on specific short-term goals important to the Company’s success. The Compensation Committee also believes that long term equity awards do not encourage unnecessary or excessive risk taking since the awards vest over a multi-year period and the ultimate value of the awards is tied to the Company’s stock price.

Furthermore, the Committee believes that a number of the Company’s compensation policies and practices provide a source of risk mitigation to the Company, including:

•

its practice of providing a substantial portion of executive compensation in the form of long term equity awards, which help to align executives’ interests with those of the Company’s long-term shareholders;

•	the broad participation of employees in the long term equity award program, which serves to align employees’ interests with those of the Company’s long-term shareholders;

•	its increasing use of performance-based equity awards for senior executive participants in its long-term equity award program

•	its use of staggered and long-term equity vesting schedules to help ensure that executives have significant value tied to long-term stock price performance;

•	its balance of stock options and full value shares in the equity compensation provided;

•	the right of the Committee to exercise discretion in approving and potentially modifying any recommended salary adjustments, bonus payments or equity awards to executives;

•

the broad participation of employees in its annual performance-based incentive awards and its use of consistent and objective performance criteria for all incentive compensation plan participants, both of which serve to align management and staff on achieving common goals; and

•	its stock ownership guidelines for the Board and senior executives.

Leadership Structure

Our Board is currently comprised of seven independent directors and one employee director. As is a common practice among many public companies in the United States, the Board has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board. Mr. Geiger has held both of these positions since his founding of the Company in 1999. In his position as CEO, Mr. Geiger has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision. In addition, we believe that our CEO is effective at managing the risks the Company faces and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that Cbeyond is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Cbeyond. We believe Cbeyond, like many U.S. companies, has been well-served by this leadership structure. Based on these circumstances, our Board has determined that our leadership structure is appropriate and does not warrant a lead independent director.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Cbeyond and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Cbeyond’s Corporate Governance Guidelines. These criteria include the ability to make independent analytical inquiries, experience relevant to the success of a publicly-traded company, experience in the Company’s industry and with relevant social policy concerns, understanding of the Company’s business on a technical level, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Cbeyond believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Communication with Board Members

Although the Company has no formal process by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications that are received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board, has served the Board’s and the stockholders’ needs. In view of the SEC’s disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board should be sent to it in care of the Secretary of the Board.

Compensation of Directors

The Committee engages Frederic W. Cook & Co. (or “Cook”) to review our policies for non-employee director compensation. The compensation for our directors was set based on comparative data provided by Cook. Generally, we use a combination of cash and share-based incentive compensation to attract qualified candidates to serve on the Board and to compensate the directors for services provided. We have designed our compensation to be more heavily weighted towards equity to align the compensation of non-employee directors with long-term shareholder interests. The Committee periodically benchmarks director compensation levels, most recently in 2010 at which time Cook indicated that our director compensation levels were within the range of competitive practice among the members of our peer group, which is identified below under Compensation Discussion and Analysis. The compensation of our board members in 2011 was unchanged from 2010.

In 2011, we paid our non-employee board members annual retainers of $25,000 for board membership, $15,000 for audit committee chairmanship, $10,000 each for nominating committee and compensation committee chairmanships, and $5,000 for non-chair membership on each committee. In addition to membership fees, in 2011, each non-employee director received $1,000 for each board meeting attended in person and $500 for each board meeting attended telephonically. We do not provide additional compensation for attendance of directors at committee meetings. We fully reimburse our non-employee directors for all reasonable expenses they incur to attend board and/or committee meetings.

We also provide our non-employee board members with initial equity grants upon their commencement of service on the Board and annual equity grants as part of their annual compensation. Our policy is to provide each new director his or her initial grant at the next meeting of the Committee in which equity grants are made following his or her election or appointment to the Board. The annual equity grant for directors occurs on the date of the Annual Meeting, which generally occurs in June of each year. Our equity compensation for non-employee directors consists of an initial grant of $100,000 and an annual grant of $200,000 in restricted stock which vests one year from the date of grant; these amounts are not reflected precisely in the Director compensation table below because of slight differences between the date the shares were priced and awarded. Any additional future equity awards to directors are within the discretion of the Board.

Beginning in 2011, we adopted formal stock ownership guidelines for non-employee directors under which the directors are required to hold shares of our stock valued at three times their annual cash retainer. All directors are in compliance with the stock ownership requirement.

In addition to his board and committee duties, Mr. Rogan served on the Cbeyond Cloud Service Advisory Board, a management advisory committee which, during 2011, consisted of one other external adviser, aside from Mr. Rogan. Mr. Rogan received a grant of $75,000 in 2011 for his services on the advisory board in the form of restricted stock with a one year vesting period to date from his commencement as an adviser in November 2010; this amount is not reflected precisely in the Director compensation table below because of slight differences between the date the shares were priced and awarded.

2011 Director Compensation Table

The following table provides compensation information for non-employee directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Douglas C. Grissom	40,726	188,943	229,669
D. Scott Luttrell	42,000	188,943	230,943
Martin Mucci	42,000	188,943	230,943
Kevin Costello	38,467	188,943	227,410
David A. Rogan	47,500	263,950	311,450
Larry D. Thompson	43,000	188,943	231,943
Bonnie P. Wurzbacher	8,904	100,004	108,908

*	James F. Geiger, the Company’s Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Geiger as an employee of the Company is shown in the Summary Compensation Table.

(1)	Amounts shown include retainer, committee chair and meeting fees earned by our directors during the fiscal year ended December 31, 2011.

(2)	The Grant Date Fair Value of Stock Awards amounts above were calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation (or “ASC 718”) granted pursuant to the Equity Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2012. As of December 31, 2011, each director has the following number of unvested stock awards and exercisable options outstanding, respectively: Kevin Costello, 14,948 and 0; Douglas C. Grissom, 14,948 and 13,092; D. Scott Luttrell, 14,948 and 13,092; Martin Mucci, 14,948 and 13,142; David A. Rogan, 14,948 and 38,865; Larry D. Thompson, 22,537 and 0; and Bonnie Wurzbacher 12,107 and 0.

Audit Committee

Our standing Audit Committee consists of Messrs. Rogan, Luttrell and Mucci, each of whom is independent as the term “independence” is defined in the applicable listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. Mr. Rogan serves as the Audit Committee chairman. Based on his extensive experience as a financial executive of publicly traded companies, the Board has determined that Mr. Rogan qualifies as an audit committee financial expert, as that term is defined in SEC rules and any similar requirements of Nasdaq. The responsibilities of the Audit Committee include:

•

appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit or non-audit services;

•

oversight of our independent registered public accounting firm, including reviewing the independence and quality control procedures and the experience and qualifications of our independent registered public accounting firm’s senior personnel that are providing us audit services;

•

meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•

reviewing financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of our independent registered public accounting firm and our reporting policies and practices, and reporting recommendations to the Board for approval;

•

establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the reports required by the rules of the SEC to be included in our annual proxy statement.

The Audit Committee met nine times during 2011. The charter of the Audit Committee may be located on our website at www.cbeyond.net.

AUDIT COMMITTEE REPORT

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011.

We have discussed with the independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board.

We have received and reviewed the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board, and have discussed with Ernst & Young LLP their independence, including the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee:

David A. Rogan, Chairman

D. Scott Luttrell

Martin Mucci

Nominating and Corporate Governance Committee

Outstanding Nominating and Corporate Governance Committee consists of Messrs. Thompson, Luttrell and Mucci, all of whom are independent members of our Board. Mr. Thompson serves as the chairman of this committee. We have adopted a charter governing the activities of the Nominating and Corporate Governance Committee, which can be found on the Company’s website at www.cbeyond.net. Pursuant to its charter, the Nominating and Corporate Governance Committee’s responsibilities include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of shareholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the composition and organization of the Board, including the composition of board committees, conducting succession planning regarding the Chief Executive Officer and other senior officer positions of the Company and overseeing the Board in its annual review of Board performance. The Nominating and Corporate Governance Committee also develops and recommends to the Board corporate governance principles applicable to the Company. Board candidates are considered based upon various criteria, such as knowledge, perspective, professional and personal integrity, experience in corporate management, experience in the relevant industry, mature business judgment, relevant specific industry, social policy or regulatory affairs knowledge, and any other factors appropriate in the context of an assessment of the Nominating and Corporate Governance Committee’s understood needs of the Board at that time.

The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. The Nominating and Corporate Governance Committee has a search firm under retainer to identify potential candidates for the Board.

The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for Board consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Secretary of the Board, not earlier than 90 calendar days but not later than 70 calendar days in advance of the first anniversary of the preceding year’s annual meeting, in order to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. See also “Notice of Business and Nominations” of the Company’s Bylaws for the process of submitting proposals.

The Nominating and Corporate Governance Committee met six times during 2011.

Compensation Committee

The Compensation Committee currently consists of Mrs. Wurzbacher and Messsrs. Costello and Rogan, each of whom is independent in accordance with the applicable rules and regulations of the SEC and Nasdaq. Mr. Costello serves as the chairman of this committee. We have adopted a charter governing the activities of the Compensation Committee, which is available on the Company’s website at www.cbeyond.net. The Compensation Committee is responsible for determining compensation for our executive officers and other employees and administering the compensation programs as described further under the caption “Compensation Discussion and Analysis.” The Compensation Committee met nine times during 2011.

Compensation Committee Interlocks and Insider Participation

During 2011:

•

The Compensation Committee was comprised of Mrs. Wurzbacher and Messrs. Grissom and Costello (Mr. Grissom resigned from the Committee in November 2011 and was replaced on the Committee by Mr. Rogan in February 2012);

•	None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•

None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $120,000;

•

None of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•

None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

EXECUTIVE OFFICERS

Set forth below is certain information concerning the executive officers of the Company. Biographical information on Mr. Geiger is included under “Proposal No. 1—Election of Directors.” All executive officers hold office until a successor is chosen and qualified.

J. Robert Fugate, age 51, has been our Executive Vice President and Chief Financial Officer since 2000. Mr. Fugate leads our financial and accounting operations, investor relations, legal and regulatory affairs and is a founder of Cbeyond. From 1988 until the founding of Cbeyond, Mr. Fugate served as chief financial officer for several communications and technology companies, including Splitrock Services, Inc., a nationwide Internet and data network services provider, and Mobile Telecommunication Technologies Corp. (later SkyTel Communications Corp.), or Mtel, an international provider of wireless data services. Prior to joining Cbeyond, Mr. Fugate oversaw numerous public securities offerings, as well as other financial transactions, and was previously an investment banker at Prudential-Bache Securities. He began his career at Mobile Communications Corporation of America. Mr. Fugate serves on the boards of directors of the Technology Association of Georgia, the Adaptive Learning Center, a non-profit organization that assists children with developmental disabilities, and Whitefield Academy. Mr. Fugate received an MBA from Harvard Business School and a bachelor’s degree from the University of Mississippi.

Robert R. Morrice, age 63, is our Executive Vice President and Chief People Officer. Mr. Morrice joined us in 1999 as our Executive Vice President, Sales and Service and was instrumental in building our distribution and sales model. Mr. Morrice has recently taken over Human Resources, Training and Development. Prior to co-founding Cbeyond, Mr. Morrice was vice president of retail sales and an officer of Intermedia Communications. Prior to Intermedia, Mr. Morrice served at Sprint Communications in a variety of positions, including southeast regional director for National Accounts, and led sales efforts for Precision Systems, Inc., a Florida-based telecommunications software company. Mr. Morrice has a bachelor’s degree in social sciences from Campbell University and a master’s degree in education psychology from Wayne State University.

N. Brent Cobb, age 42, joined us in 2005 and serves as our Executive Vice President and Chief Revenue and Customer Officer, responsible for our customer facing operations and organizations. Previously, Mr. Cobb managed marketing communications, product management and development, account management, and was the general manager of the mobile product line. Prior to joining us, Mr. Cobb was the founder and executive vice president of Strategy and Business Development of SK-EarthLink, a joint venture between SK Telecom and EarthLink, Inc. He also held a variety of senior management positions at Earthlink, Inc. including Vice President and General Manager, primarily in the wireless and Internet appliance business units. Mr. Cobb has a bachelor’s degree in mechanical engineering from Clemson University and an MBA from the Goizueta Business School at Emory University.

Christopher C. Gatch, age 39, is our Senior Vice President of Service Management and Chief Technical Officer. Mr. Gatch joined us in 1999 as Vice President of Business Development, and later served as Vice President of Product Development, Vice President of Engineering, and CTO. Prior to co-founding Cbeyond, Mr. Gatch worked at Intermedia Communications, where his last role was senior director of strategic marketing, focusing on research and development of VoIP alternatives for the company. He also serves on the board of the SIP Forum and led the development of SIP connect, the industry standard for SIP Trunking. Mr. Gatch has a bachelor’s degree in computer engineering from Clemson University and a master’s degree in the management of technology from the Georgia Institute of Technology.

Joseph A. Oesterling, age 44, joined us in 2000 and serves as our Executive Vice President of Network and Technology. He is responsible for the development and support of all of our operational support systems (OSS) and business support systems (BSS). He also provides executive oversight for our business intelligence solutions, billing operations and facilities. He has led the creation of a next generation OSS featuring a high degree of flow through provisioning and an industry leading customer self service website. Prior to joining us, Mr. Oesterling held Information Technology leadership roles with Capital One, Security Capital Group, Booz-Allen & Hamilton, Sony and IBM. Mr. Oesterling is very active in the Atlanta community, serving on the boards of directors of Consumer Credit Counseling Services of Greater Atlanta, TechBridge, and Synchronicity Performance Group and serving as the chair of the Georgia CIO Leadership Association. Mr. Oesterling holds an MBA from the University of Texas at Austin and bachelor degree in computer science from Purdue University.

Henry C. Lyon, age 47, joined us in 2004 and serves as our Chief Accounting Officer. Prior to joining us, Mr. Lyon was vice president and corporate controller and chief accounting officer for World Access, Inc., a provider of international long distance service focused on markets in Europe, from 2000 to 2004. Mr. Lyon also held positions as vice president and corporate controller for Nova Corporation, as principal for Broadstreet Development Company, LLC and as audit manager for Ernst & Young LLP. Mr. Lyon graduated from the University of Georgia in 1986 with a bachelor degree in Business Administration in Accounting.

Brooks A. Robinson, age 40, joined us in 2000 and served as our President, Cloud Services during most of 2011; Mr. Robinson left Cbeyond to pursue other opportunities on December 31, 2011. Prior to co-founding Cbeyond, Mr. Robinson worked for Cambridge Strategic Management Group (CSMG), a strategy consulting firm in Boston, where he managed consulting engagements that focused on strategy development and business case due diligence for the telecom and high tech sectors. Previously, Mr. Robinson managed consulting engagements for Deloitte Consulting in Toronto and held various engineering positions at Nortel Networks in Ottawa. Mr. Robinson holds a bachelor of applied science degree in electrical engineering and management science from the University of Waterloo (Canada) and the University of Queensland (Australia).

Kurt J. Abkemeier, age 42, joined us in June 2005 and served during 2011 as our Vice President of Finance and our Treasurer; Mr. Abkemeier left Cbeyond to pursue other opportunities on March 31, 2012. Prior to joining us, Mr. Abkemeier was director of finance and strategic planning at AirGate PCS, Inc., a regional wireless telecommunications service provider. Mr. Abkemeier also held various senior management positions within telecommunications-related companies and was a senior sell-side research analyst at JP Morgan & Co. analyzing telecommunications companies. Mr. Abkemeier holds a bachelor degree in applied economics from Cornell University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee (the “Committee”) of the Board has responsibility for establishing, administering and upholding our compensation philosophy. The Committee ensures that the total compensation paid to our executive officers with the rank of Vice President and above is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table, or the “named executive officers,” (the “NEOs”), are similar to those provided to our other executive officers. Our NEOs include the following officers:

•	James F. Geiger, Chairman, Chief Executive Officer and President;

•	J. Robert Fugate, Executive Vice President and Chief Financial Officer;

•	Robert R. Morrice, Executive Vice President and Chief People Officer;

•	N. Brent Cobb, Executive Vice President and Chief Revenue and Customer Officer; and,

•	Joseph A. Oesterling, Executive Vice President and Chief Network and Technology Officer.

Executive Summary

2011 was an important transitional year for Cbeyond as we began a process of focusing greater energy on serving the more technology dependent small businesses with high speed access and cloud services. We have been assembling the building blocks of our strategy by the acquisition of two cloud services businesses in late 2010, a major investment in copper-based Ethernet largely completed in 2011, the recent introduction of our MPLS product designed to serve multi-site customers, and conducting significant customer research to identify and define the technology dependent customer opportunity, an opportunity we have termed “Cbeyond 2.0”. In early 2012 we announced reductions in our traditional sales force and the growth of a new sales force with greater experience in IT and advanced networking to acquire and serve the Cbeyond 2.0 customers. We believe that nearly half of our existing customer base fit the Cbeyond 2.0 customer profile and represent an opportunity to upgrade to higher speed bandwidth and additional services. We also announced our plans to build fiber networks to approximately 1,000 buildings by the end of 2013; these fiber assets, together with our Ethernet-over-copper investment, are expected to serve approximately half of our customers by the end of 2013.

The business changes noted above are being undertaken to better serve our customers, differentiate us in the competitive arena, and exploit a significant growth opportunity. We believe that, over time, these steps will improve the quality of our revenue by achieving higher levels of revenue per account and improved customer retention, as well as the profitability of our business. Furthermore, we believe that our strategic decisions and our execution against our business goals will lead to enhanced shareholder value.

Our compensation program is designed to provide incentives to grow our revenues and Adjusted EBITDA while maintaining an appropriate level of capital expenditures to support that growth, and we believe that the achievement of our goals will increase our cash flow both in the short and long term. We believe that increasing our cash flow will enhance shareholder value in the long term. Our compensation program is designed to retain the personnel we need to accomplish these goals and to motivate them to perform in a manner consistent with shareholders’ interests and in a manner that discourages their taking unnecessary or excessive risk.

Our Board is committed to corporate governance best practices and recognizes the substantial interests that share holders have in executive compensation matters. The Compensation Committee of our Board has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve strong Company performance	• Align executive compensation with the Company’s and the individual’s performance • Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests

•      Provide executives with the opportunity to participate in the ownership of the Company

•      Reward executives for long-term growth in the value of our stock

•      Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals

•      Compensate executives with performance-based awards that depend upon the achievement of established corporate targets

•      Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain talented executive team

•      Target total compensation at the 50th percentile range among companies with which we compete for talent and for stockholder investment

•      Utilize independent compensation consultants and market survey data to periodically monitor pay relative to peer companies

•      Grant equity awards with multi-year vesting

We believe that a mix of salary, annual bonus opportunity, and long term incentives in the form of equity grants provides an appropriate combination of rewards designed to attract and retain management talent, provide motivation for superior achievement, and align management’s economic interests with those of shareholders. We believe that the annual bonus opportunity and equity grants insure that a substantial portion of our executives’ total compensation is performance-based.74% of our CEO’s target compensation and on average 58% of our other NEOs target compensation is either tied to achievement of operating performance goals, in the case of the non-equity incentive plan and performance-based equity awards, or is directly influenced by changes in Company stock price, in the case of time-based stock options or restricted share grants. In addition, equity grants for our NEOs are generally at least 50% in the form of options, while the majority of our CEO’s equity grants have been options. Half of our CEO’s 2011 equity grants have performance-vesting requirements.

We believe that the most important measurements of financial performance in our business are revenue, Adjusted EBITDA (a non-GAAP financial measure defined as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, non-cash share-based compensation, gain or loss on disposal of property and equipment, other non-operating income and expense, purchase accounting adjustments, and charges for employee severance, asset or facility impairments, and other exit activity costs), capital expenditures, and Free Cash Flow (a non-GAAP financial measure defined as Adjusted EBITDA less capital expenditures). In addition, we believe that a customer satisfaction measure is an important indicator of our business performance, given our strategy to differentiate our business versus competitors based on the depth and quality of our customer relationships, and that customer satisfaction leads to higher revenue, Adjusted EBITDA and Free Cash Flow over time. Our 2011 bonus plan was based on achievement against target levels of revenue, Free Cash Flow, and customer satisfaction. In 2011, we recorded:

•	revenue of $485.4 million, an increase of 6.1% over 2010;

•	Adjusted EBITDA of $80.2 million, an increase of 9.9% over 2010;

•	capital expenditures of $77.7 million, an increase of 23.6% over 2010;

•	Free Cash Flow of $2.5 million, a decrease from $10.1 million in 2010, due to our significant investment in Ethernet-over-copper technology in connection with our Cbeyond 2.0 strategy; and

•	customer satisfaction net promoter score of 23.5, an increase from 20.9 in 2011.

While we believe that the achievement of the 2011 results noted above represents a measure of success of our business, we also believe that during 2011 a number of factors contributed to the weakness in our share price, including the continued challenging economic conditions affecting the small business sector of the U.S. economy, where we focus our business efforts exclusively; investor concerns about increased competition in our market from cable companies; and the pressure arising from the turnover of large holdings in our shareholder base. Although the Committee believed that many of these factors were beyond the control of our named executive officers, they took weaknesses in our share price into account in making the decision to reduce the bonus awarded to all bonus plan participants from the 93% level dictated by the formula contained in the original plan to 75%.

Adjustments to executive compensation also reflect the Company’s share performance during 2011 as well as the results of shareholder’s 2011 say on pay voting results, and total compensation for the CEO and all NEOs declined significantly from 2010 to 2011. As shown in the chart below, for the CEO, there was a 32% reduction in the grant date value of his full-value stock awards, a 26% reduction in the grant date value his option awards and a 21% reduction in his non-equity compensation; collectively, this resulted in a 20% reduction in the CEO’s total compensation year-over-year. For the rest of the NEOs combined, they experienced a 74% reduction in stock awards, a 20% reduction in non-equity compensation and a total compensation reduction of 33%. There was no increase in CEO base salary in 2009, 2010 or 2011, and a total base salary increase of 2.7% for NEOs in 2011.

Additionally, as a result of the weakness of our share price in recent periods, all of our stock options granted subsequent to 2005 are “underwater,” causing an erosion of the retention power of the compensation program. To support our retention objectives the Committee increased the weighting of restricted stock awards in the 2011 long term incentive mix for all executives other than the CEO from 45% to 50%.

To enhance the linkage between operating performance and compensation, the vesting of 50% of our CEO’s 2011 stock option and restricted stock awards was tied to achievement of 2011 Adjusted EBITDA goals and continued service with the Company. Based on the Company’s 2011 Adjusted EBITDA of $80.2 million, 90% of the CEO’s performance-based stock option and restricted stock awards were earned and vest over three years from grant date.

Other significant changes to the Company’s executive compensation program include:

•	the design of a more comprehensive compensation plan to include performance based equity grants for all of the NEOs beginning in 2012;

•	the adoption of stock ownership guidelines for the Board of Directors, the NEOs, and certain additional executives; and,

•	Amendment of the equity incentive plan to preclude cash buyouts of underwater stock options without shareholder approval.

Compensation Philosophy and Objectives

The Committee, as well as management, believes that the most effective executive compensation program is one that is designed to reward our employees for the Company’s achievement of specific annual and long-term goals ultimately intended to create shareholder value, and that such compensation should assist us in attracting and retaining key executives critical to our growth and long-term success. The Committee evaluates compensation to ensure that we maintain our ability to attract and retain superior employees in key positions by providing such employees with compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by the Company to our executives, including the NEOs, should include both cash, which rewards annual performance, and non-cash share-based compensation, which rewards long-term performance and creation of shareholder value.

Role of the Committee and Executive Officers in Executive Compensation Decisions

The Committee makes all final compensation decisions related to the Company’s executive officers, including the NEOs. The Committee selects and engages an independent compensation consultant to provide guidance on executive compensation levels and program design, and to periodically benchmark the compensation of each executive to a peer group of companies for each executive’s position. The peer group identified below was developed by the compensation consultant with input from management (i.e. Messrs. Geiger and Fugate) and is approved by the Committee. Such benchmark findings are reviewed by the executives noted above and are considered by our chief executive officer, along with other factors such as Company and individual performance and affordability, in developing compensation recommendations with respect to all executive officers other than himself. The compensation recommendations for management made by the chief executive officer, with respect to annual salary adjustments, performance-based incentive compensation and share-based award amounts are then presented to the Committee, in addition to observations of the compensation consultant based on the most recent analysis of the competitive peer group data. The Committee then has the right to exercise its discretion in approving and potentially modifying any recommended adjustments or awards to executives. The Committee sets the compensation of the chief executive officer in a manner that is consistent with the underlying principles and guidelines used in setting the other executives’ compensation.

Setting Executive Compensation

Based on the above-mentioned objectives, the Committee has structured annual cash and long-term share-based executive compensation to motivate executives to achieve the business goals set by the Company. In setting executive compensation, the Committee uses a variety of considerations, including affordability from income statement, cash flow, and share dilution perspectives, executive and company performance, as well as benchmark data supplied by Cook. In order to maintain competitive pay, the Committee has engaged Cook since 2007 to conduct periodic reviews of our total compensation program for the executive officers, including the NEOs. Cook is also periodically engaged by the Committee to conduct an analysis regarding the competitiveness and reasonableness of the Company’s senior executive compensation structure, as well as aggregate costs and dilutive implications associated with the Company’s long-term incentive program and provide feedback to management and the Committee regarding the competitiveness and reasonableness of such compensation structure. Prior to finalizing executive compensation levels and performance incentives for 2011, the Committee received Cook’s confirmation that, in its view, our executive pay levels and incentives were within the range of competitive practice. Cook did not provide any additional services to the Company during 2011.

In making its compensation decisions, the Committee reviews a comparison of total compensation by element and in aggregate against a peer group of publicly-traded, high growth companies of similar size to Cbeyond within the Telecommunication Services and Internet Software & Services industries (specifically within the Communication Service Providers, Mobile, Software and Services, and VoIP business segments). The Committee believes the current peer group consists of companies with which the Company competes for talent, business and shareholder investment. The peer group includes a range of companies that includes competitive communications companies, software-as-a-service companies, and data center or infrastructure-as-a-service companies. We chose this diverse group in order to reflect the nature of our business model, which combines aspects of all of these types of businesses and because we do not believe there are a set of directly comparable companies whose business model mirrors our own. The companies comprising the peer group during our last benchmarking exercise in 2010 were:

• AboveNet Communications Inc.	• Equinix, Inc	• NTELOS Holding Corp.	• USA Mobility
• Akamai Technologies, Inc.	• iBasis, Inc.	• PAETEC Holding	• Vonage Holdings, Inc.
• Cogent Communications Group	• j2 Global Communications, Inc.	• Premier Global Services	• Websense, Inc.
• Digital River	• NeuStar, Inc.	• Synchronoss Technologies, Inc.

Cbeyond did not conduct a formal benchmarking review in 2011 but used the prior analysis, which was conducted in February 2010, using the most recent information available at the time, as a reference point for making 2011 compensation decisions. As of the February 2010 analysis (the last benchmarking review), our annual revenues were between the 25th percentile and the median of the peer group, market capitalization approximated the 25th percentile of the peer group and the number of our employees approximated the 75th percentile of the peer group. Our one-year revenue growth approximated the 75th percentile of the peer group, and our three-year historical revenue growth was between the median and 75th percentile of the peer group. In addition, our one-year, two-year, and three-year stockholder returns were below the 25th percentile of the peer group.

In accordance with our compensation philosophy of providing competitive compensation to attract and retain executives, including the NEOs, the Committee targeted total 2011direct compensation at the median of historic peer group practice. Variations from the median may occur as dictated by the experience level of the individual, responsibilities and market factors. Actual compensation may be above or below the median depending upon Company operating and stock price performance.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews the competitive peer group data, share availability under our equity compensation plans, accounting and cash flow impact, as well as recommendations provided by management to determine the appropriate level and mix of incentive compensation. Historically, and in the fiscal year ended December 31, 2011, the Committee provided our NEOs with a significant level of equity incentive compensation in order to ensure alignment of management’s interests with long-term shareholders’ interests. In 2011, 50% of our CEO’s target compensation and on average 37% of our other NEOs target compensation was equity based.

2011 Executive Compensation Components

For the fiscal year ended December 31, 2011, the principal components of compensation for our NEOs were:

•	base salary;

•	performance-based annual incentives; and

•	share-based compensation (including stock options and restricted stock awards).

We also provide medical and retirement plan benefits and limited perquisites to our NEOs, which are the same benefits provided to all employees with the exception of our deferred compensation plan. Refer below for further discussion of our deferred compensation plan offered to certain highly compensated employees.

Base Salary and Annual Cash Compensation

We provide our NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries for NEOs are determined for each as a portion of their total annual cash compensation, based on their position and responsibility, by using market data obtained from the peer review performed by Cook as well as internal review of each NEO’s total compensation, both individually with reference to the executive’s performance and relative to other officers. Providing competitive total annual cash compensation opportunities enables us to attract and retain key executives critical to our growth and long-term success. Actual compensation may be above or below the targeted competitive position depending upon Company operating and individual performance.

Salary levels are typically determined annually as part of our performance review process as well as upon a promotion or other change in job responsibility. In the absence of such changes, the Committee considers other factors in setting annual salaries, including overall company performance, the value of equity awards that have been received, and benchmark data. For 2011, our NEO base salaries were increased by a total of 2.7%.

Performance-Based Incentive Compensation

Our bonus plan serves to align and incentivize all corporate employees, including the NEOs, on the achievement of specified performance targets for our key corporate metrics: revenue, Free Cash Flow and customer satisfaction. For each component, target payout levels are established based on our annual objectives for consolidated performance. We believe that revenue growth is an important measure of our success in serving customers, maintaining our competitive differentiation, and gaining market share. In addition, we believe that Free Cash Flow provides a gauge of the efficiency of our operations and capital deployment and is an important indicator of financial health. Customer satisfaction is a composite measure based on surveys by an independent party of four critical aspects of the customer relationship: installation quality, billing quality, support, and overall relationship. We believe that the use of the customer satisfaction is consistent with our strategy which emphasizes customer intimacy as a competitive differentiator and our belief that high levels of customer satisfaction correlate to higher long term revenue and profitability.

The payout factor for each performance criteria is determined based upon our actual performance measured against the performance target, which is generally set at our internal budget for the year. Incentive amounts to be paid under the performance-based programs may be adjusted by the Committee to account for unusual events such as material changes to the business subsequently approved by the Board that were not provided for in the budget targets, extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Committee does not consider the effect of such events to be indicative of our performance. In 2011, the majority of our bonus participants, including all of our NEOs, received 20% of their annual bonus in shares, which vested upon payment of the corporate bonus, and a 10% premium to these shares, which vests in late 2012.

The purpose of the equity component to the bonus plan was to provide the Company’s management team with an enhanced equity compensation opportunity, show confidence in the Company’s business to investors, and reduce cash outflows. The increase in Free Cash Flow associated with the payment of 20% of the annual bonus in restricted shares did not confer a benefit to participants for purposes of calculating the 2011 bonus payment.

For 2011, our revenue and Free Cash Flow performance metrics each carried a weighting of 40% of the bonus opportunity, and the customer satisfaction target received the remaining 20% weighting, which reflected the Committee’s view of the relative importance of these targets to the Company and its shareholders. The revenue component target payout level is established and calculated based on quarterly objectives for consolidated performance; amounts earned based on quarterly performance are not paid until completion of the annual performance period. The Free Cash Flow and customer satisfaction target payout levels are established and calculated based on our annual objectives for consolidated performance. The Committee believes that quarterly revenue targets are an appropriate measurement period for a recurring revenue business model, allowing for more frequent feedback and accountability to plan participants; however, due to the greater variability in the timing and accounting treatment of certain costs, the Committee believes that annual measurements are more appropriate for Free Cash Flow. In addition, the Committee believes that the customer satisfaction metric should be measured as an average of monthly results for the year, in order to maintain focus on the quality of our customer relationships throughout the year. The Committee set the weighting of the quarterly revenue targets at increasing levels throughout the year in order to reflect the greater difficulty in achieving the targets in the later quarters versus the earlier quarters. For 2011, the revenue weightings were 5.0%, 7.5%, 12.5%, and 15.0% for revenue achievement in the first, second, third, and fourth quarters, respectively.

In the event established minimum performance levels are exceeded but applicable target payout levels are not achieved, the executive officers earn proportional awards. If the established minimum performance level is not met for a particular performance criteria component, the payout factor is zero for that particular component. The revenue and Free Cash Flow performance targets have a maximum payout factor of 135% (based on achievement above plan) and a threshold payout factor of 65% (which represents minimum qualifying performance levels below which payout is zero) and the customer satisfaction score performance target has a maximum payout factor of 120% and a threshold payout factor of 80%. The Committee generally sets performance targets at levels that it believes require superior performance by the executives to achieve maximum payouts.

In 2011, our aggregate performance against our annual objectives resulted in an overall payout factor of 93% of our target executive bonus opportunity. However, upon the recommendation of management, the Committee reduced the payout factor to 75% of the bonus opportunity due to the disappointing performance of the Company’s shares in 2011 relative to the performance of the Company against its financial and operating metrics. The 75% bonus payment level was chosen rather than a lower number by balancing several factors including (1) the performance of individual Cbeyond employees which led to an unadjusted bonus achievement level of 93%, a performance level that was not reflected in the Company’s stock performance in an economy that showed continued weakness in the small business sector, and (2) the fact that the vast majority of bonus plan participants are also shareholders in the Company and therefore experienced a decline in the value of their Cbeyond shareholdings consistent with our non-management shareholders. In making the decision to reduce the bonus payout factor, the Committee exercised its discretion given the information available to it. In future periods, the Committee may not reach the same decision if similar conditions are present but will continue to exercise its informed judgment and discretion in a manner it feels warranted by the circumstances and in the best interests of the Company and its shareholders.

Our 2011 bonus performance targets, achievement results and percentages, and bonus percentages earned for each target were as follows (in millions):

Financial Measure	Performance Targets	Performance Threshold	Performance Maximum	Actual Achievement	Achievement Percentage	Percentage of Bonus Earned
Revenues
1st Quarter	$118.8-$119.1	$116.1	121.5	$119.0	100%	5%
2nd Quarter	$121.1-$121.4	$118.4	123.8	$120.6	98%	7%
3rd Quarter	$124.2-$124.8	$118.6	129.8	$122.5	92%	12%
4th Quarter	$128.9-$129.5	$123.0	134.7	$123.3	65%	10%
Free Cash Flow	$1.3-$2.2	$(6.5)	9.1	$2.5	101%	40%
Customer Satisfaction Score	26.0	16.0	35.0	23.5	94%	19%
Total						93%

The Committee sets each NEO’s bonus potential percentage, based on the competitive peer group analysis performed, as a component of total base cash salary. The bonus target percentage for Mr. Geiger was set at 150%, the bonus percentage for Messrs. Fugate and Morrice was 100%, and the bonus target percentage for Messrs. Cobb and Oesterling was set at 75%. These were unchanged from 2010.

The bonus plan payout for each NEO is computed by multiplying the overall payout factor by each executive’s potential percentage. Payment of the incentive bonus is contingent upon continued employment through the date of payout, unless an executive officer would otherwise be entitled to such payment pursuant to the terms of an employment agreement.

The bonus plan incentive compensation denoted in column (g) of the Summary Compensation Table reflects amounts in the year earned for performance by the NEOs in each respective fiscal year; however, payments for these amounts occur in the year subsequent to the year in which they were earned.

Share-Based Compensation

Our share-based awards program assists us to:

•	Link executive compensation to the creation of shareholder value;

•	provide an opportunity for increased equity ownership by executives;

•	maintain competitive levels of total compensation; and,

•	retain key executives.

Annual Awards

Share-based awards to NEOs and other key employees are generally granted annually as part of the total recommended compensation per the competitive peer group data for each executive’s relative position within the Company. The Committee has generally targeted granting the NEOs approximately 50% of the value of their awards in stock options in order to insure that their interests are aligned with long term shareholder value, and the 2011 and 2012 awards were consistent with that practice. The remainder of the share-based compensation is delivered in restricted stock. The Committee believes that the CEO’s equity compensation should have greater alignment with shareholders’ interests and, therefore, has maintained a majority of the CEO’s equity compensation in the form of stock options for both 2011 and 2012.

The majority of the options and restricted stock granted to our named executive officers vest at a rate of 25% per year over four years with initial vesting starting at the anniversary of the grant date, to support our retention objectives. Vesting and exercise rights cease upon termination of employment except in the case of resignation with good reason, termination without cause, death or disability.

Generally, the annual share-based awards are approved at the Committee’s first regularly scheduled quarterly meeting of the calendar year. However, newly hired executive officers are reviewed for such share-based awards at the next regularly scheduled quarterly Committee meeting following their hire date.

Options are awarded at the Nasdaq closing price of our Common Stock on the grant date, which is generally set at two business days following earnings release to allow for investors to assimilate/incorporate all new publicly-available information from the earnings release into the stock price. The Committee does not grant options with an exercise price that is less than the closing price of our Common Stock on the grant date. In 2011, the Board has amended our equity plan to prohibit cash buy-outs of “underwater” options for consistency with good governance practices.

Performance-based Equity Awards

In 2011, to further align the CEO’s compensation with the performance of the business, the Committee determined to make 50% of the CEO’s 2011 equity grants “performance based” awards with vesting tied to achievement of pre-determined performance goals and continued service. The Committee decided that the performance period and measurement for the 2011 performance-based grant would be the Company’s 2011 Adjusted EBITDA. The Committee chose Adjusted EBITDA as its performance criterion because it believes that Adjusted EBITDA is a key measurement of the business used by investors to track the Company’s performance. Upon achievement of the performance criteria, the earned shares vest over three years from the grant date, with one-third of the shares paid each year beginning in 2012. The Adjusted EBITDA target for the award was set at the midpoint of the Company’s public guidance range for Adjusted EBITDA, or $80.6 million. Mr. Geiger could earn up to a maximum of 150% of the equity grant for superior performance, with an upper end of the achievement range set at 110% of the target, or $88.7 million. He had a minimum achievement threshold of 90% of the target Adjusted EBITDA, or $72.5 million, which, if achieved, would result in a 50% payout of the target equity grant. Performance between 90% and 100% of the target Adjusted EBITDA would result in ratable amounts of equity awards between 50% and 100% of target awards. If Adjusted EBITDA for 2011 were less than 90% of target, or $72.5 million, Mr. Geiger would not receive his performance-based grants. Based on Adjusted EBITDA of $80.2 million, Mr. Geiger earned 90% of the performance-based awards.

The Committee viewed the 2011 performance-based equity plan for Mr. Geiger as an interim step before putting in place a broader plan for all the NEOs. Therefore, the performance period was set at one year due to the importance of this metric to shareholder value. The Committee has established a performance-based component to the compensation package for all of the NEOs beginning in 2012 and these criteria are consistent between the CEO and the rest of the NEOs in order to align management objectives. Consistent with 2011, 50% of Mr. Geiger’s equity awards are performance-based, while 30% of the equity awards of the rest of the NEOs are performance-based.

Consistent with the 2011 performance-based grants, the Committee selected Adjusted EBITDA as the 2012 performance criterion and set the vesting of the performance shares at three years, but in contrast to the 2011 payout, 50% will be paid out at the second anniversary and 50% at the third anniversary of the determination of achievement by the Committee to further support retention objectives as we execute on the Cbeyond 2.0 strategy. The Adjusted EBITDA target for the award was set at the top end of the Company’s public guidance range for 2012 Adjusted EBITDA, or $90 million, and the Committee set the performance period at one year consistent with 2011 practice due to its view of the importance of this metric to shareholder value. Participants can earn up to a maximum of 200% of the equity grant for superior performance, with an upper end of the achievement range set at 108% of target. A minimum achievement threshold of 94% of the target Adjusted EBITDA, representing the bottom end of the Company’s public guidance range for Adjusted EBITDA, will result in a 50% payout of the target equity grant. Achievement at points between the upper and lower ends of the scale results in ratable levels of payout.

Stock Ownership Guidelines

To support the objectives of increasing the amount of stock owned by our officers and aligning the interests of our officers with those of our stockholders, we adopted stock ownership guidelines in 2011. Under the guidelines, the CEO is required to hold shares of our stock valued at three times his annual salary, and other NEOs are required to hold shares of our stock valued at one time their annual salary. All NEOs are in compliance with our stock ownership guidelines.

The Committee’s Consideration of Shareholder’s 2011 Say on Pay Voting Results

At the Company’s 2011 Annual Meeting of Stockholders, approximately 64% of the votes cast on the say-on-pay proposal voted in support of the compensation paid to NEOs for fiscal 2011. While this vote was merely advisory, the Committee takes all forms of shareholder feedback seriously, and it carefully considered these results, direct discussions with shareholders and the Company’s stock performance when examining total executive compensation for 2011 and 2012.

Based on the 2011 say-on-pay voting results and the other factors listed above, the Committee implemented several important changes to the Company’s compensation programs. Most significantly, to ensure a strong link between executive pay and Company performance, the Committee designed a performance-based vesting component for our CEO’s 2011 shared-based compensation awards and also designed a more comprehensive compensation plan for the Company’s NEOs to include performance-based vesting requirements for 30% to 50% of their 2012 share-based compensation awards. The Committee also adopted stock ownership guidelines for the Board of Directors and the NEOs and amended the equity incentive plan to preclude cash buyouts of underwater stock options without shareholder approval. In addition, despite the NEOs’ achievement of objective performance targets and strong performance in relation to strategic initiatives described above, the Committee reduced the cash bonuses paid to them for their performance in 2011; based on these changes, total compensation for the CEO and all NEOs declined significantly from 2010 to 2011. For the CEO, there was a 20% reduction in his total compensation year-over-year. For the rest of the NEOs combined, there was a total compensation reduction of 33%.

Other Compensation

Retirement and Other Benefits

We encourage our employees to save for retirement and, as such, offer a 401(k) savings plan. The 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute up to the limit prescribed by the Internal Revenue Code on a before-tax basis. Effective January 1, 2010, the Company began to match 100% of the first 1% of eligible contributions and up to 50% of the next 5% of eligible compensation contributed. The Company match is generally funded in Company stock subsequent to the 401(k) plan year-end.

Perquisites and Other Personal Benefits

At the election of individual executives, the Company pays for an annual physical evaluation.

Termination Benefits

We have entered into At-Will Employment Agreements with each of the NEOs that provide for specified benefits upon termination (other than termination by us for cause or for voluntary termination without “good reason”), including termination in connection with a change-in-control; these NEO agreements do not contain any guarantees of employment of any period of time, do not provide any NEO with change-in-control payments exceeding 3 times base salary and bonus, do not provide any NEO with severance payments should he/she leave the company voluntarily whether before or after a change-in-control, do not provide an NEO with change-in-control payments without loss of job or substantial diminution in job duties and do not provide any NEO with a tax gross-up of any kind. The termination benefits in these agreements are offered in order to ensure that we attract and retain key executives as we compete for talent in a marketplace where similar protections are commonly offered as well as to ensure that the executives remain focused on the Company’s business during any period of change. Information regarding termination benefits and applicable payments under such agreements in effect for 2011 for the NEOs is provided under the heading “Potential Payments Upon Termination or Change of Control.”

Tax Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals considered “covered employees” within the meaning of Section 162(m). A “covered employee” refers to the CEO and any individual among the next four highest compensated officers (other than the CFO). Compensation earned under the stock option incentive plan is exempt under 162(m) and considered to be performance-based. An immaterial amount of 2011 compensation was not deductible under 162(m) of the Internal Revenue Code, as amended. It is not expected that we will exceed the one million dollar limitation in future periods.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Compensation Committee

Kevin Costello, Chairman

David A. Rogan

Bonnie P. Wurzbacher

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the NEOs for the fiscal years ended December 31, 2011, 2010 and 2009.

All NEOs were still employed by the Company as of December 31, 2011. Awards denoted in column (g) reflect amounts in the year earned for performance by the NEOs; however, the payments of these amounts occur subsequent to the year earned. No discretionary bonuses were paid to any NEOs.

2011 Summary Compensation Table

	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
James F. Geiger	2011	400,000	300,236	389,346	450,000	8,575	1,548,157
Chairman, President and Chief Executive Officer	2010	400,000	444,500	523,500	566,400	7,000	1,941,400
	2009	400,000	430,457	—	472,157	19,457	1,322,071

J. Robert Fugate	2011	300,000	150,783	129,782	225,000	8,575	814,140
Executive Vice President and Chief Financial Officer	2010	296,250	476,250	174,500	279,660	4,988	1,231,648
	2009	285,000	157,287	—	201,844	8,065	652,196

Robert R. Morrice	2011	280,000	128,796	113,559	210,000	8,575	740,930
Executive Vice President and Chief People Officer	2010	276,250	406,400	104,700	260,780	4,637	1,052,767
	2009	265,000	156,941	—	187,675	8,065	617,681

Joseph A. Oesterling	2011	280,000	105,321	97,337	157,500	8,575	648,733
Chief Information Officer	2010	268,865	437,800	69,800	198,240	4,025	978,730
	2009	230,000	154,673	—	162,890	8,065	555,627

N. Brent Cobb	2011	280,000	75,703	97,337	157,500	8,575	619,114
Chief Revenue and Customer Officer	2010	268,865	437,800	69,800	198,240	4,025	978,730
	2009	230,000	255,241	—	162,897	8,065	656,203

(1)	The amounts in columns (e) and (f) reflect the Grant Date Fair Value of Stock Awards and Option Awards calculated in accordance with ASC 718 granted pursuant to the Equity Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2012. Refer to the grants of plan based awards table for disclosure of maximum performance of the performance based stock options and restricted stock awards. Mr. Geiger’s 2011 totals include $144,400 and $194,673 of performance stock and option awards respectively based on the probable outcome on the grant date. The maximum achievement was set at 150% or $216,600 and $292,010 respectively.

(2)	The amounts in column (g) reflect the cash awards to the named individuals under the terms of the corporate bonus plan, which is discussed in further detail under the heading Performance-Based Incentive Compensation in the Compensation Discussion and Analysis section of the proxy statement. Each named individual received a portion of the cash award under the corporate bonus plan for 2011 in stock awards with a grant date fair value as follows: James F. Geiger, $90,000; J. Robert Fugate, $45,000; N. Brent Cobb, $31,500; Joseph A. Oesterling, $28,350 and Robert R. Morrice, $42,000. Amounts in this column reflect the bonus premiums awarded and vested in 2011, but do not include the bonus premiums which were granted in 2012.

(3)	The amounts in column (i) reflect the 401(k) matching contribution for the respective year and is discussed in further detail under the heading Other Compensation—Retirement and Other Benefits in the Compensation Discussion and Analysis section of this proxy statement.

GRANTS OF PLAN BASED AWARDS

The table below provides information about equity and non-equity plan based awards granted to the NEOs in 2011.

2011 Grants of Plan-Based Awards Table

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(6)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)(2)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James F. Geiger			19,500	600,000	792,000	—	—	—
	2/7/2011	2/7/2011				—	—	—	10,000			144,400
	2/7/2011	2/7/2011							100			1,444
	3/4/2011	2/7/2011								30,000	12.75	194,673
	3/15/2011	10/19/2010							793			9,992
	4/5/2011	4/5/2011				72,200	144,400	216,600	10,000			144,400
	4/5/2011	4/5/2011				97,337	194,673	292,010		30,000	12.75	194,673

J. Robert Fugate			9,750	300,000	396,000	—	—	—
	2/7/2011	2/7/2011				—	—	—	10,000			144,400
	2/7/2011	2/7/2011							100			1,444
	3/4/2011	2/7/2011								20,000	12.75	129,782
	3/15/2011	10/19/2010				—	—	—	392			4,939

Robert R. Morrice			9,100	280,000	369,600	—	—	—
	2/7/2011	2/7/2011				—	—	—	8,500			122,740
	2/7/2011	2/7/2011				—	—	—	100			1,444
	3/4/2011	2/7/2011								17,500	12.75	113,559
	3/15/2011	10/19/2010							366			4,612

Joseph A. Oesterling			6,825	210,000	277,200	—	—	—
	2/7/2011	2/7/2011				—	—	—	7,000			101,080
	2/7/2011	2/7/2011							100			1,444
	3/4/2011	2/7/2011								15,000	12.75	97,337
	3/15/2011	10/19/2010				—	—	—	222			2,797

N. Brent Cobb			6,825	210,000	277,200	—	—	—
	2/7/2011	2/7/2011				—	—	—	5,000			72,200
	3/4/2011	2/7/2011								15,000	12.75	97,337
	3/15/2011	10/19/2010							278			3,503

(1)	The terms of the Non-Equity Incentive Plan are discussed in further detail under the heading Performance-Based Incentive Compensation and the actual amounts received by the NEOs for the fiscal year 2011 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation”.

(2)	These amounts represent a minimum payout for the achievement of a plan-specified, minimum level of performance.

(3)	Awards will vest at 25% per year over four years. Also, the Company has a policy of awarding each employee 100 shares after the employee’s tenth anniversary of service; these anniversary stock awards are vested immediately. The awards approved on 10/19/2010 and granted on 3/15/2011 relate to the premium given to executives who choose to take a portion of their 2010 bonus in stock.

(4)	The Grant Date Fair Value of Stock and Option Awards amounts above were calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2012.

(5)	The April 5, 2011 option award for 30,000 shares was determined by the compensation committee to have an exercise price of $12.75, which is consistent with the other annual option grants and was higher than the fair market value of the stock on the date of grants.

(6)	These amounts represent the potential incentives payable pursuant to performance awards granted in fiscal year 2011. These awards incorporate performance goals relating to fiscal year 2011. Under these arrangements, the Compensation Committee established a series of performance targets based on our Adjusted EBITDA, with the awards providing for payouts ranging from 0% to 150% of the target amount. Achievement of the fiscal year 2011 performance goal was confirmed at the 90% level. This is further described in section “Performance based equity awards.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below provides information on the current holdings of stock options and restricted stock by the NEOs as of December 31, 2011.

2011 Outstanding Equity Awards at Fiscal Year-End Table

			Option Awards				Stock Awards
Name		Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
			Exercisable	Unexercisable
James F. Geiger	1	03/13/2002	50		13.43	02/15/2012
	2	11/01/2002	356,499		3.88	10/31/2012
	3	12/23/2003	159,331		3.88	12/23/2013
	4	02/15/2005	282,422		11.83	02/15/2015
	5	02/01/2006	125,000		11.00	02/01/2016
	6	03/05/2007	51,563		29.62	03/05/2017
	7	02/13/2008					8,417	67,420
	8	02/25/2008	50,498	16,832	19.69	02/25/2018
	9	08/08/2008	27,933	9,310	16.07	08/08/2018
	10	02/25/2009					13,750	110,138
	11	02/25/2010					26,250	210,263
	12	03/05/2010	18,750	56,250	12.96	03/05/2020
	13	02/07/2011					10,000	80,100
	14	03/04/2011		30,000	12.75	03/04/2021
	15	04/05/2011		27,000	12.75	04/05/2021
	16	04/05/2011					9,000	72,090

J. Robert Fugate	17	03/13/2002	44		13.43	02/15/2012
	18	12/23/2003	22,829		3.88	12/23/2013
	19	02/15/2005	54,123		11.83	02/15/2015
	20	02/01/2006	45,000		11.00	02/01/2016
	21	03/05/2007
	22	03/05/2007	28,359		29.62	03/05/2017
	23	02/13/2008					3,638	29,140
	24	02/25/2008	21,833	7,277	19.69	02/25/2018
	25	08/08/2008	12,077	4,025	16.07	08/08/2018
	26	02/25/2009					5,000	40,050
	27	02/25/2010					12,500	100,125
	28	02/25/2010					9,375	75,094
	29	03/05/2010	6,250	18,750	12.96	03/05/2020
	30	02/07/2011					10,000	80,100
	31	03/04/2011		20,000	12.75	03/04/2021

2011 Outstanding Equity Awards at Fiscal Year-End Table (Continued)

			Option Awards				Stock Awards
Name		Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
			Exercisable	Unexercisable

Robert R. Morrice	32	03/13/2002	44		13.43	02/15/2012
	33	11/01/2002	12,443		3.88	10/31/2012
	34	12/23/2003	26,330		3.88	12/23/2013
	35	02/15/2005	38,659		11.83	02/15/2015
	36	02/01/2006	45,000		11.00	02/01/2016
	37	03/05/2007	19,336		29.62	03/05/2017
	38	02/13/2008					3,131	25,079
	39	02/25/2008	18,786	6,262	19.69	02/25/2018
	40	08/08/2008	10,392	3,463	16.07	08/08/2018
	41	02/25/2009					5,000	40,050
	42	02/25/2010					5,250	42,053
	43	02/25/2010					12,500	100,125
	44	03/05/2010	3,750	11,250	12.96	03/05/2020
	45	02/07/2011					8,500	68,085
	46	03/04/2011		17,500	12.75	03/04/2021

Joseph A. Oesterling	47	02/25/2003	311		3.88	02/25/2013
	48	12/23/2003	8,142		3.88	12/23/2013
	49	02/15/2005	24,484		11.83	02/15/2015
	50	02/01/2006	45,000		11.00	02/01/2016
	51	03/05/2007	19,852		30	03/05/2017
	52	02/13/2008					3,131	25,079
	53	02/25/2008	18,786	6,262	20	02/25/2018
	54	08/08/2008	10,392	3,463	16	08/08/2018
	55	02/25/2009					5,000	40,050
	56	02/25/2010					12,500	100,125
	57	02/25/2010					3,375	27,034
	58	03/05/2010	2,500	7,500	13	03/05/2020
	59	11/12/2010					3,750	30,038
	60	02/07/2011					7,000	56,070
	61	03/04/2011		15,000	13	03/04/2021

N. Brent Cobb	62	11/02/2005	70,876		12.00	11/02/2015
	63	03/05/2007	7,734		29.62	03/05/2017
	64	02/13/2008					2,590	20,746
	65	02/25/2008	14,925	4,975	19.69	02/25/2018
	66	08/08/2008	10,392	3,463	16.07	08/08/2018
	67	02/25/2009					8,250	66,083
	68	02/25/2010					3,375	27,034
	69	02/25/2010					12,500	100,125
	70	03/05/2010	2,500	7,500	12.96	03/05/2020
	71	11/12/2010					3,750	30,038
	72	02/07/2011					5,000	40,050
	73	03/04/2011		15,000	12.75	03/04/2021

(1)	All options are issued with a ten-year contractual term.

(2)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of our Common Stock of $8.01 on December 30, 2011, the last trading day of fiscal year 2011, as reported on the Nasdaq.

*	The above share-based awards, including option and stock awards vest at 25% per year over four years with the exception of the following grants:

•	Rows 2 and 33 were 60% vested upon grant, 85% vested after one year and 100% vested after two years.

•	Rows 15 and 16 vest one-third in 2012, 2013 and 2014. The relevant performance condition for these grants is considered earned as of December 31, 2011.

•	Rows 1, 17 and 32 were 50% vested after one year and 100% vested after two years.

•	Rows 27, 43, 56 and 69 vested 50% in March 2011 and 50% will vest in March 2012.

OPTION EXERCISE AND STOCK VESTED TABLE

The table below provides information on the option exercises and stock vesting activity for the NEOs in 2011.

2011 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James F. Geiger	—	—	38,032	493,207
J. Robert Fugate	—	—	30,741	394,990
Robert R. Morrice	—	—	27,281	350,512
Joseph A. Oesterling	—	—	27,308	343,886
N. Brent Cobb	—	—	24,890	313,010

(1)	Value realized on exercise is the difference between the sale price, after transaction costs, and the exercise price of the option.

(2)	Value realized equals the per share fair market value of our Common Stock on the date of vesting multiplied by the number of shares vesting.

NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains an unfunded voluntary non-qualified deferred compensation plan for the benefit of certain highly compensated employees, including the NEOs. Effective March 1, 2008, eligible employees were permitted to defer the receipt and taxation of up to 50% of base salary and commissions as well as up to 100% of performance-based incentive cash compensation. Deferral elections must be made before the beginning of the calendar year for which they apply and become irrevocable for that plan year. Amounts deferred are deemed to be invested in available investments of the plan based on the participants’ election. Deferred amounts are credited with earnings equal to the actual return on the deemed investments. Participants can elect to receive distributions in a lump sum or in up to ten annual installments and, can elect to begin distributions either upon separation from service or at a specified date prior to separation. In addition, participants may elect early distribution of all or some of their deferred account based on hardship, as defined by the plan. Distributions are payable in cash and are subject to ordinary income tax.

The Company has established a trust used to accumulate funds of the non-qualified deferred compensation plan. The assets of the trust are subject to the claims of the Company’s creditors. No withdrawals or distributions were made to any of the NEOs under the nonqualified deferred compensation plan in 2009, 2010 or 2011, and no amounts were contributed by the Company.

2011 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert R. Morrice	—	6,802	182,105
Joseph A. Oesterling	67,648	(10,494)	414,500

(1)	Contribution amounts deferred are reported as compensation in the Summary Compensation Table. Amounts that relate to an executive’s deferrals from salary are included in the “Salary” column and amounts that relate to an executive’s deferrals from the bonus are included in the “Non-Equity Incentive Plan Compensation” column. No NEOs are eligible to receive commissions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table “2011 Potential Payments Upon Termination” below reflects the amounts to be paid to each of the NEOs in the event of termination for each triggering event (i.e. termination prior to a change of control, termination following a change of control, termination in the event of death and termination in the event of disability of the executive). The amounts shown assume that such termination was effective as of December 31, 2011 and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEOs separation.

Payments Made Upon Termination

We have entered into employment agreements with our NEOs, each of which are substantially similar. Pursuant to these agreements, we will pay specified benefits to a particular executive upon his or her termination (other than termination by us for cause or for resignation by the executive without “good reason”). Such termination benefits for all executives through 2011 are as follows:

Termination Before a Change of Control:

•	base salary in the form of severance for one additional year from date of termination (paid in installments);

•	20% accelerated vesting of each outstanding award not yet fully vested; and

•

for share-based awards granted to the executive on or after the effective date of the employment agreement, a one-year period for the executive to exercise such share-based awards following the date of termination.

Termination After a Change of Control:

•	cash severance including base salary in the form of severance for one additional year from date of termination (paid in 24 installments) for all NEOs except Messrs. Geiger and Fugate;

•

with respect to Mr. Geiger, cash severance for one additional year from the date of termination (paid in installments) and, upon election, Mr. Geiger is entitled to receive an additional cash severance amount (paid in a lump-sum within three business days of the date six months following termination) equal to 1.5x his base salary, subject to certain adjustments described below in Conditions of Termination Benefits;

•

with respect to Mr. Fugate, cash severance for one additional year from the date of termination (paid in installments) and, upon election, Mr. Fugate is entitled to receive an additional cash severance amount (paid in a lump-sum within three business days of the date six months following termination) equal to 0.5x his base salary, subject to certain adjustments described below in Conditions of Termination Benefits;

•	additional cash severance including bonus (defined as the average of the prior three years) paid on a lump-sum basis within three business days of the date six months following the NEOs termination;

•	continuation of benefit coverage (placing the terminated executive on COBRA) during the severance period: and

•	100% accelerated vesting of share-based awards for each non-fully vested award.

Generally, pursuant to the agreements, a change of control is deemed to occur:

(i)	if any person or group acquires 50% or more of the Company’s voting securities (other than securities acquired directly or indirectly from the Company or its affiliates and not a result of us acquiring shares), directly or indirectly;

(ii)	if a majority of the Directors, as of any one year period, are replaced other than in specific circumstances;

(iii)	upon the consummation of a merger, consolidation, reorganization, business consolidation, sale of the Company or any subsidiary of ours, or disposition of substantially all of the Company’s assets, other than an event noted above which would result in the voting securities of the Company outstanding immediately prior to the merger continuing to represent at least 50% of the voting power of the securities of the Company outstanding immediately after such event; or

(iv)	upon the liquidation or dissolution of the Company.

Termination by Reason of Death:

•	100% accelerated vesting of share-based awards for each non-fully vested award.

Termination by Reason of Disability:

•	accelerated vesting so that 60% of each share-based award grant is immediately vested and exercisable (if not already vested to that percentage).

Conditions of Termination Benefits

All employment agreements provide for nondisclosure of our confidential information and, after the termination of the executive’s employment with us, a one-year period of non-solicitation of our employees and a one-year non-compete obligation. In addition, following a change of control, Messrs. Geiger and Fugate can elect to be bound by an additional eighteen months and six months, respectively, in exchange for lump sum payment equal to 1.5x and 0.5x their annual base salaries, respectively. Should Messrs. Geiger and Fugate elect not to be bound by the additional non-compete obligations, they will be entitled to a lump sum payment equal to 50% and 0% of their annual base salaries, respectively. Any such lump-sum payments are to be paid within three business days of the date six months after their termination date.

The following table shows the potential payments upon termination for all NEOs.

Messrs. Geiger and Fugate’s amounts were computed assuming they will elect to be bound by the additional eighteen month and six month non-complete obligation period, respectively. Share-based award values/payments in the table below were calculated based on the difference of the closing market price of our Common Stock on December 31, 2011 of $8.01 less the applicable exercise price of each grant award subject to accelerated vesting as a result of a termination under the terms noted above.

2011 POTENTIAL PAYMENTS UPON TERMINATION TABLE

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Death ($)	Disability ($)
James F. Geiger	Cash Severance-Salary	400,000	1,000,000	—	—
	Cash Severance-Bonus	—	496,186	—	—
	Healthcare Benefits Continuation(1)	16,507	16,507	—	—
	Share-Based Awards—Accelerated Vesting	186,096	548,020	548,020	216,270

	Total	602,603	2,060,713	548,020	216,270

J. Robert Fugate	Cash Severance-Salary	300,000	450,000	—	—
	Cash Severance-Bonus	—	235,501
	Healthcare Benefits Continuation(1)	17,175	17,175	—	—
	Share-Based Awards—Accelerated Vesting	115,432	324,509	324,509	111,139

	Total	432,607	1,027,185	324,509	111,139

Robert R. Morrice	Cash Severance-Salary	280,000	280,000	—	—
	Cash Severance-Bonus	—	219,485	—	—
	Healthcare Benefits Continuation(1)	16,507	16,507	—	—
	Share-Based Awards—Accelerated Vesting	100,964	275,392	275,392	88,511

	Total	397,471	791,384	275,392	88,511

Joseph A. Oesterling	Cash Severance-Salary	280,000	280,000	—	—
	Cash Severance-Bonus	—	172,877	—	—
	Healthcare Benefits Continuation(1)	17,175	17,175	—	—
	Share-Based Awards—Accelerated Vesting	102,566	278,396	278,396	88,310

	Total	399,741	748,448	278,396	88,310

N. Brent Cobb	Cash Severance-Salary	280,000	280,000	—	—
	Cash Severance-Bonus	—	172,879	—	—
	Healthcare Benefits Continuation(1)	10,203	10,203	—	—
	Share-Based Awards—Accelerated Vesting	106,309	284,075	284,075	83,905

	Total	396,512	747,157	284,075	83,905

(1)	For purposes of quantifying healthcare benefits, the Company relies on assumptions used for financial reporting purposes under generally accepted accounting principles.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 31, 2012, for:

•	each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•	each of the executive officers named in the Summary Compensation Table;

•	each of our directors and nominees to become a director; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock held by them. For purposes of this table, the number of shares of Common Stock outstanding as of March 31, 2012 is deemed to be 30,373,619. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 31, 2012 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o Cbeyond, Inc., 320 Interstate North Parkway, Atlanta, Georgia 30339.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percent
Executive Officers and Directors
James F. Geiger(1)	1,247,540	3.96%
John R. Fugate(2)	340,020	1.11%
Robert R. Morrice(3)	271,159	*
N. Brent Cobb(4)	217,180	*
Christopher C. Gatch(5)	205,285	*
Henry C. Lyon(6)	121,890	*
Joseph A. Oesterling(7)	223,311	*
Kevin Costello(8)	31,898	*
Douglas C. Grissom(9)	62,851	*
D. Scott Luttrell(10)	398,598	1.31%
Martin Mucci(11)	54,301	*
David A. Rogan(12)	98,289	*
Larry D. Thompson(13)	39,640	*
Bonnie P. Wurzbacher(14)	12,407	*
All directors and executive officers as a group (14 persons)	3,324,369	10.25%

Beneficial owners of 5% or more
BlackRock, Inc.(15)	6,286,616	20.70%
The Vanguard Group, Inc.(16)	1,951,052	6.42%
Penn Capital Management, Inc.(17)	1,541,706	5.08%

*	Denotes less than 1% beneficial ownership

(1)	Includes options to purchase 1,124,078 shares of our Common Stock and 63,934 restricted shares.

(2)	Includes options to purchase 208,998 shares of our Common Stock and 26,780 restricted shares.

(3)	Includes options to purchase 189,083 shares of our Common Stock and 17,870 restricted shares.

(4)	Includes options to purchase 117,652 shares of our Common Stock and 34,246 restricted shares.

(5)	Includes options to purchase 115,268 shares of our Common Stock and 20,781 restricted shares.

(6)	Includes options to purchase 70,320 shares of our Common Stock and 20,218 restricted shares.

(7)	Includes options to purchase 141,979 shares of our Common Stock and 24,084 restricted shares.

(8)	Includes restricted stock of 14,948 shares of our Common Stock.

(9)	Includes options of 13,092 shares and restricted stock of 14,948 shares of our Common Stock.

(10)	Includes options of 13,092 shares and restricted stock of 14,948 shares of our Common Stock. Mr. Luttrell is the Chairman and Chief Investment Officer of LCM Group, Inc. 118 Capital Fund, Inc. owns 234,955 shares; LCM Profit Sharing Plan owns 23,742 shares; and 316 Capital LLC owns 51,725 shares. 118 Capital Fund, Inc., LCM Profit Sharing Plan and 316 Capital LLC are part of an affiliated group of investment partnerships commonly controlled by LCM Group, Inc.

(11)	Includes options of 13,142 shares and restricted stock of 14,948 shares of our Common Stock.

(12)	Includes options of 38,865 shares and restricted stock of 14,948 shares of our Common Stock.

(13)	Includes restricted stock of 14,948 shares of our Common Stock.

(14)	Includes restricted stock of 12,107 shares of our Common Stock.

(15)	Includes 6,286,616 shares beneficially owned by BlackRock, Inc. including 6,286,616 shares with sole voting power as reported on Schedule 13G/A filed on January 10, 2012.

(16)	Includes 1,951,052 shares beneficially owned by The Vanguard Group, Inc. including 38,153 shares with sole power to vote as reported on Schedule 13G filed on February 10, 2012.

(17)	Includes 1,541,706 shares beneficially owned by Penn Capital Management, Inc. including 1,541,706 shares with sole power to vote as reported on Schedule 13G filed on February 13, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2011 were timely met.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing our independent registered public accounting firm and overseeing the services it provides to us. The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2012. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. Under this policy, the Audit Committee has specified categories of audit services, audit-related services and tax services that are pre-approved, subject to appropriate documentation and other requirements. In addition, the Audit Committee has specified categories of other services that our independent registered public accounting firm is precluded from providing to us.

In the event that ratification of this selection of the independent registered public accounting firm is not approved by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of our independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of Ernst & Young LLP

The following table summarizes fees incurred by the Company to Ernst & Young LLP during fiscal years 2011 and 2010:

	Fees ($)
Service	2011	2010
Audit Fees(1)	1,086,922	963,541
Tax Fees(2)	80,938	70,055
Other Fees(3)	44,144	—

Total	1,212,004	1,033,596

(1)	“Audit Fees” relate to professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting, the review of the Company’s quarterly financial statements and issuing consents in connection with registration statements.

(2)	“Tax Fees” for 2011 and 2010 relate to tax compliance services and tax planning services.

(3)	“Other Fees” for 2011 relate to services in connection with the issuance of Service Organization Control (SOC) 2 and 3 reports.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the votes cast for the proposal. Unless marked otherwise, proxies received will be voted “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with rules promulgated by the Securities and Exchange Commission.

Our Board is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters.

We encourage stockholders to review the Compensation Discussion and Analysis beginning on page 19 of this proxy statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail. Our Board believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realization of its long-term goals.

We are asking our stockholders to signal their support for the compensation of our named executive officers by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2012 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

The voting option that receives the highest number of votes cast by shareholders will be the option that has been selected by shareholders. However, the vote sought by this proposal is advisory and not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding and advisory, the Company, the Board and the Compensation Committee value the input of the Company’s stockholders, and the Compensation Committee will consider the outcome of the vote when making future executive compensation determinations. Last year, the Board recommended that this advisory vote to approve named executive officer compensation be conducted annually and shareholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory vote to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve named executive officer compensation is expected to occur at our annual shareholders meeting in 2013.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote “FOR” the advisory resolution on the compensation of our named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be voted in accordance with the recommendation of the Board unless otherwise instructed.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders, submitted in accordance with SEC’s Rule 14a-8, must be received by the Secretary of the Company, Mr. Fugate, at Cbeyond, Inc., 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339, no later than February 13, 2013.

Under the Company’s Bylaws, shareholder proposals not submitted for inclusion in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders under SEC Rule 14a-8, and instead sought to be presented directly at the 2013 Annual Meeting of Stockholders, must be received by the Secretary of the Company, Mr. Fugate, at Cbeyond, Inc. 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339, no later than March 30, 2013. Specifically, the Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. These notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of the Company’s 2011 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2011 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cbeyond, Inc., Attn: Investor Relations, 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.cbeyond.net.

By Order of the Board of Directors

J. Robert Fugate, Chief Financial Officer

April 27, 2012

Atlanta, Georgia

CBEYOND, INC. 320 INTERSTATE NORTH PARKWAY SE SUITE 500 ATLANTA, GA 30339	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

      TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M47005-P26741 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CBEYOND, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Class I Directors		☐	☐	☐
Nominees
01) D. Scott Luttrell
02) Martin Mucci
03) Bonnie P. Wurzbacher

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2012.							☐	☐	☐
3.	Advisory vote on the compensation of certain of the Company's executive officers.							☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

CBEYOND, INC.

June 8, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 9:30 A.M., JUNE 8, 2012

The Proxy Statement is available at: http://ir.cbeyond.net/annual-proxy.cfm and the annual report to stockholders (Form 10-K) is available at http://ir.cbeyond.net/index.cfm.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

M47006-P26741

CBEYOND, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, JUNE 8, 2012, AT 9:30 A.M.

The undersigned holder of common stock, par value $0.01, of Cbeyond, Inc. (the “Company”) hereby appoints J. Robert Fugate as proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 8, 2012, at 9:30 a.m. local time, at the Doubletree Hotel, 2055 South Park Place, Atlanta, Georgia 30339, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” proposals 1, 2 and 3, and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

Continued and to be signed on reverse side